EXHIBIT 11.1

Cordia Corporation
Computation of Per Share (Loss) Earnings
	For the Years Ended December 31,
	2007	2006	2005
	As Restated
NUMERATOR – BASIC
Net (Loss) Income	$ (3,805,741)	$ (3,095,291)	$ 1,265,460
Deduct: Preferred Stock Dividend	-	-	(212,415)

Numerator for Basic (Loss) Earnings Per Share	$ (3,805,741)	$ (3,095,291)	$ 1,053,045

NUMERATOR – DILUTED
Numerator for Basic Earnings Per Share	$ (3,805,741)	$ (3,095,291)	$ 1,053,045
Add: Preferred Stock Dividend	-	-	212,415

Numerator for Diluted (Loss) Earnings Per Share	$ (3,805,741)	$ (3,095,291)	$ 1,265,460

DENOMINATOR

Weighted average number of common shares outstanding	5,674,397	5,602,370	4,675,779

Assumed conversion of preferred stock	-	-	1,104,584
Assumed exercise of stock options	-	-	598,866

Denominator for Diluted Earnings Per Share	5,674,397	5,602,370	6,379,229

Basic (loss) earnings per common share	$ (0.67)	$ (0.55)	$ 0.23

Diluted (loss) earnings per common share	$ (0.67)	$ (0.55)	$ 0.20

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